EXHIBIT 99.1

Item 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Consolidated Balance Sheets
AUGUST 31,

(In thousands, except per share amounts)	2004	2003
Assets
Cash and cash equivalents	$12,110	$77,298
Restricted cash	1,085	5,434
Accounts and notes receivable	120,007	80,197
Inventories	113,122	105,652
Investment in direct finance leases	21,244	41,821
Equipment on operating leases	162,258	139,341
Property, plant and equipment	56,415	58,385
Other	22,512	30,820

	$508,753	$538,948

Liabilities and Stockholders’ Equity
Revolving notes	$8,947	$21,317
Accounts payable and accrued liabilities	178,550	150,874
Participation	37,107	55,901
Deferred income tax	26,109	16,127
Deferred revenue	2,550	39,779
Notes payable	97,513	117,989
Subordinated debt	14,942	20,921
Subsidiary shares subject to mandatory redemption	3,746	4,898
Commitments and contingencies (Notes 23 & 24)	—	—
Stockholders’ equity:
Preferred stock — $0.001 par value; 25,000 shares authorized; none outstanding
Common stock — $0.001 par value; 50,000 shares authorized; 14,884 and 14,312 outstanding at August 31, 2004 and 2003	15	14
Additional paid-in capital	57,165	51,073
Retained earnings	88,054	68,165
Accumulated other comprehensive loss	(5,945)	(8,110)

	139,289	111,142

	$508,753	$538,948

The accompanying notes are an integral part of these financial statements.

Consolidated Statements of Operations

YEARS ENDED AUGUST 31,

(In thousands, except per share amounts)	2004	2003	2002
Revenue
Manufacturing	$653,234	$461,882	$295,074
Leasing & services	76,217	70,443	72,250

	729,451	532,325	367,324
Cost of revenue
Manufacturing	595,026	424,378	278,007
Leasing & services	42,241	43,609	44,694

	637,267	467,987	322,701
Margin	92,184	64,338	44,623
Other costs
Selling and administrative expense	48,288	39,962	39,053
Interest and foreign exchange	11,468	13,618	18,998
Special charges	1,234	—	33,802

	60,990	53,580	91,853
Earnings (loss) before income tax and equity in unconsolidated subsidiaries	31,194	10,758	(47,230)
Income tax benefit (expense)	(9,119)	(4,543)	23,587

Earnings (loss) before equity in unconsolidated subsidiaries	22,075	6,215	(23,643)
Minority interest	—	—	127
Equity in loss of unconsolidated subsidiaries	(2,036)	(1,898)	(2,578)

Earnings (loss) from continuing operations	20,039	4,317	(26,094)
Earnings from discontinued operations (net of tax)	739	—	—

Net earnings (loss)	$20,778	$4,317	$(26,094)

Basic earnings (loss) per common share:
Continuing operations	$1.38	$0.31	$(1.85)
Discontinued operations	0.05	—	—

	$1.43	$0.31	$(1.85)

Diluted earnings (loss) per common share:
Continuing operations	$1.32	$0.30	$(1.85)
Discontinued operations	0.05	—	—

	$1.37	$0.30	$(1.85)

Weighted average common shares:
Basic	14,569	14,138	14,121
Diluted	15,199	14,325	14,121

The accompanying notes are an integral part of these financial statements.

Consolidated Statements of Stockholders’ Equity and Comprehensive Income (Loss)

					Accumulated
			Additional		Other	Total
(In thousands, except per	Common Stock		Paid-in	Retained	Comprehensive	Stockholders’
share amounts)	Shares	Amount	Capital	Earnings	Income (Loss)	Equity
Balance September 1, 2001	14,121	$14	$49,290	$90,789	$(5,984)	$134,109
Net loss	—	—	—	(26,094)	—	(26,094)
Translation adjustment (net of tax effect)	—	—	—	—	(808)	(808)
Reclassification of derivative financial instruments recognized in net loss (net of tax effect)	—	—	—	—	(1,850)	(1,850)
Unrealized loss on derivative financial instruments (net of tax effect)	—	—	—	—	(1,357)	(1,357)

Comprehensive loss						(30,109)
Other	—	—	(14)	—	—	(14)
Cash dividends $(0.06 per share)	—	—	—	(847)	—	(847)

Balance August 31, 2002	14,121	14	49,276	63,848	(9,999)	103,139
Net earnings	—	—	—	4,317	—	4,317
Translation adjustment (net of tax effect)	—	—	—	—	(699)	(699)
Reclassification of derivative financial instruments recognized in net earnings (net of tax effect)	—	—	—	—	(2,071)	(2,071)
Unrealized gain on derivative financial instruments (net of tax effect)	—	—	—	—	4,659	4,659

Comprehensive income						6,206
Stock options exercised	191	—	1,797	—	—	1,797

Balance August 31, 2003	14,312	14	51,073	68,165	(8,110)	111,142
Net earnings	—	—	—	20,778	—	20,778
Translation adjustment (net of tax effect)	—	—	—	—	444	444
Reclassification of derivative financial instruments recognized in net earnings (net of tax effect)	—	—	—	—	(3,865)	(3,865)
Unrealized gain on derivative financial instruments (net of tax effect)	—	—	—	—	5,586	5,586

Comprehensive income						22,943
Cash dividends $(0.06 per share)				(889)		(889)
Stock options exercised	572	1	6,092	—	—	6,093

Balance August 31, 2004	14,884	$15	$57,165	$88,054	$(5,945)	$139,289

The accompanying notes are an integral part of these financial statements.

Consolidated Statements of Cash Flows
YEARS ENDED AUGUST 31,

(In thousands)	2004	2003	2002
Cash flows from operating activities:
Net earnings (loss)	$20,778	$4,317	$(26,094)
Adjustments to reconcile net earnings (loss) to net cash provided by (used in) operating activities:
Earnings from discontinued operations	(739)	—	—
Deferred income taxes	9,472	2,304	(13,097)
Depreciation and amortization	20,840	18,711	23,497
Gain on sales of equipment	(629)	(454)	(910)
Special charges	1,234	—	33,802
Other	2,873	1,830	(2,792)
Decrease (increase) in assets:
Accounts and notes receivable	(38,570)	(25,419)	(4,167)
Inventories	(11,089)	(12,592)	(3,780)
Other	2,367	1,000	4,210
Increase (decrease) in liabilities
Accounts payable and accrued liabilities	35,177	34,162	(2,098)
Participation	(18,794)	(5,094)	22
Deferred revenue	(36,975)	9,574	14,045

Net cash provided by (used in) operating activities	(14,055)	28,339	22,638

Cash flows from investing activities:
Principal payments received under direct finance leases	9,461	14,294	18,828
Proceeds from sales of equipment	16,217	23,954	24,042
Investment in and advances to unconsolidated subsidiaries	(2,240)	(3,126)	—
Decrease (increase) in restricted cash	4,349	(5,300)	(40)
Capital expenditures	(42,959)	(11,895)	(22,659)

Net cash provided by (used in) investing activities	(15,172)	17,927	20,171

Cash flows from financing activities:
Changes in revolving notes	(12,370)	(4,503)	(7,166)
Proceeds from notes payable	—	6,348	4,285
Repayments of notes payable	(21,539)	(34,058)	(38,268)
Repayments of subordinated debt	(5,979)	(6,148)	(10,422)
Dividends	(889)	—	(847)
Proceeds from exercise of stock options	6,093	1,797	—
Purchase of subsidiary’s shares subject to mandatory redemption	(1,277)	—	—

Net cash used in financing activities	(35,961)	(36,564)	(52,418)

Increase (decrease) in cash and cash equivalents	(65,188)	9,702	(9,609)
Cash and cash equivalents
Beginning of period	77,298	67,596	77,205

End of period	$12,110	$77,298	$67,596

Cash paid during the period for:
Interest	$11,376	$13,789	$18,892
Income taxes	$5,892	$3,723	$919

The accompanying notes are an integral part of these financial statements.

Notes to Consolidated Financial Statements

Note 1 — Nature of Operations

The Greenbrier Companies, Inc. and Subsidiaries (Greenbrier or the Company) currently operates in two primary business segments: manufacturing and leasing & services. The two business segments are operationally integrated. With operations in the United States, Canada, Mexico and Europe, the manufacturing segment produces double-stack intermodal railcars, conventional railcars, tank cars, marine vessels and performs railcar refurbishment and maintenance activities. The leasing & services segment owns approximately 11,000 railcars and performs management services for approximately 122,000 railcars for railroads, shipper carriers and other leasing and transportation companies.

Discontinued Operations Subsequently Retained — In August 2002, the Company’s Board of Directors committed to a plan to recapitalize operations in Europe, which consist of a railcar manufacturing plant in Swidnica, Poland and a railcar sales, design and engineering operation in Siegen, Germany. Accordingly, the Company classified its European operations as discontinued operations in accordance with Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-lived Assets, for 2002, 2003 and the first quarter of 2004.

Following discussions with various potential investors, the Company signed a letter of intent, which was subject to certain contingencies and final negotiations. During the second quarter of 2004, Greenbrier discontinued discussions with the group as final negotiations proved unsatisfactory. As a result, Greenbrier has retained the European operations and the related financial results have been reclassified from discontinued operations to continuing operations for all periods presented.

Note 2 — Summary of Significant Accounting Policies

Principles of consolidation — The financial statements include the accounts of the Company and its majority-owned subsidiaries. All significant intercompany transactions and balances are eliminated upon consolidation. Investments in and long-term advances to joint ventures in which the Company has a 50% or less ownership interest are accounted for by the equity method and included in other assets.

Foreign currency translation — Operations outside the United States prepare financial statements in currencies other than the United States dollar. Revenues and expenses are translated at average exchange rates for the year, while assets and liabilities are translated at year-end exchange rates. Translation adjustments are accumulated as a separate component of stockholders’ equity and other comprehensive income (loss).

Cash and cash equivalents — Cash is temporarily invested primarily in bankers’ acceptances, United States Treasury bills, commercial paper and money market funds. All highly-liquid investments with a maturity of three months or less at the date of acquisition are considered cash equivalents.

Restricted cash — Restricted cash is primarily cash assigned as collateral for European performance guarantees.

Accounts Receivable — Accounts receivables are stated net of allowance for doubtful accounts of $1.5 million and $1.3 million as of August 31, 2004 and 2003. Accounts receivable for the years ended August 31, 2004 and 2003 includes a $35.7 million and $7.7 million receivable from an unconsolidated subsidiary.

Inventories — Inventories are valued at the lower of cost (first-in, first-out) or market. Work-in-process includes material, labor, and overhead. Assets held for sale or refurbishment consist of railcars, carried at cost, that will either be sold or refurbished and placed on lease.

Equipment on operating leases — Equipment on operating leases is stated at cost. Depreciation to estimated salvage value is provided on the straight-line method over the estimated useful lives of up to thirty-five years.

Property, plant and equipment — Property, plant and equipment is stated at cost. Depreciation is provided on the straight-line method over estimated useful lives of three to twenty years.

Intangible assets — Loan fees are capitalized and amortized as interest expense over the life of the related borrowings. Goodwill is not significant and is included in other assets. Goodwill is tested for impairment at least annually and more frequently if material changes in events or circumstances arise. Impairment would result in a write down to fair market value as necessary.

Impairment of long-lived assets — When changes in circumstances indicate the carrying amount of certain long-lived assets may not be recoverable, the assets will be evaluated for impairment. If the forecast undiscounted future cash flows are less than the carrying amount of the assets, an impairment charge to reduce the carrying value of the assets to fair value will be recognized in the current period.

Maintenance obligations — The Company is responsible for maintenance on a portion of the managed and owned lease fleet under the terms defined in the underlying lease or management agreement. The estimated liability is based on maintenance histories for each type and age of railcar. The liability is periodically reviewed and updated based on maintenance trends and known future repair or refurbishment requirements.

Warranty accruals — Warranty accruals are estimated and charged to operations to cover a defined warranty period. The estimated warranty cost is based on history of warranty claims for each particular product type. For new product types without a warranty history, preliminary estimates are based on historical information for similar product types. The warranty accruals are periodically reviewed and updated based on warranty trends.

Contingent rental assistance — The Company has entered into contingent rental assistance agreements on certain railcars, subject to leases, that have been sold to third parties. These agreements guarantee the purchasers a minimum lease rental, subject to a maximum defined rental assistance amount, over remaining periods that range from one to eight years. A liability is established when management believes that it is probable that a rental shortfall will occur and the amount can be estimated. Any future contracts would use the guidance required by Financial Accounting Standard Board (FASB) Interpretation (FIN) 45.

Income taxes — The liability method is used to account for income taxes. Deferred income taxes are provided for the temporary effects of differences between assets and liabilities recognized for financial statement and income tax reporting purposes. Valuation allowances reduce deferred tax assets to an amount that will more likely than not be realized. The Company also provides for income tax contingencies when management considers them probable of occurring and reasonably estimable.

Minority interest — Minority interest represents the undistributed earnings and losses of certain consolidated subsidiaries.

Comprehensive income (loss) — Comprehensive income (loss) represents net earnings (loss) plus all other changes in net assets from non-owner sources.

Revenue recognition — Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed or determinable and collectibility is reasonably assured.

Railcars are generally manufactured, repaired or refurbished under firm orders from third parties. Revenue is recognized when railcars are completed, accepted by an unaffiliated customer and contractual contingencies removed. Marine revenues are either recognized on the percentage of completion method during the construction period or completed contract method based on the terms of the contract. Direct finance lease revenue is recognized over the lease term in a manner that produces a constant rate of return on the net investment in the lease. Operating lease revenue is recognized as earned under the lease terms. Certain leases are operated under car hire arrangements whereby revenue is earned based on utilization, car hire rates and terms specified in the lease agreement. Car hire revenue is reported from a third party source two months in arrears. However, such revenue is accrued in the month earned based on estimates of use from historical activity and is adjusted to actual as reported. Such adjustments historically not been significant from the estimate.

Research and development — Research and development costs are expensed as incurred. Research and development costs incurred for new product development during 2004, 2003 and 2002 were $3.0 million, $2.7 million and $3.2 million.

Forward exchange contracts — Foreign operations give rise to risks from changes in foreign currency exchange rates. Forward exchange contracts with established financial institutions are utilized to hedge a portion of such risk. Realized and unrealized gains and losses are deferred in other comprehensive income (loss) and recognized in earnings concurrent with the hedged transaction or when the occurrence of the hedged transaction is no longer considered probable. Even though forward exchange contracts are entered into to mitigate the impact of currency fluctuations, certain exposure remains which may affect operating results.

Interest rate instruments — Interest rate swap agreements are utilized to reduce the impact of changes in interest rates on certain debt. The net cash amounts paid or received under the agreements are accrued and recognized as an adjustment to interest expense.

Net earnings per share — Basic earnings per common share (EPS) excludes the potential dilution that would occur if additional shares were issued upon exercise of outstanding stock options, while diluted EPS takes this potential dilution into account using the treasury stock method.

Stock-based compensation - Compensation expense for stock-based employee compensation continues to be measured using the method prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees.

In accordance with APB Opinion No. 25, Greenbrier does not recognize compensation expense relating to employee stock options because it only grants options with an exercise price equal to the fair value of the stock on the effective date of grant. If the Company had elected to recognize compensation expense using a fair value approach, the pro forma net earnings (loss) and earnings (loss) per share would have been as follows:

(In thousands, except per share amounts)	2004	2003	2002
Net earnings (loss), as reported	$20,778	$4,317	$(26,094)
Total stock-based employee compensation expense determined under fair value based method for all awards, net of tax (1)	(319)	(690)	(610)

Net earnings (loss), pro forma	$20,459	$3,627	$(26,704)

Basic earnings (loss) per share
As reported	$1.43	$0.31	$(1.85)

Pro forma	$1.40	$0.26	$(1.89)

Diluted earnings (loss) per share
As reported	$1.37	$0.30	$(1.85)

Pro forma	$1.35	$0.25	$(1.89)

(1)	Compensation expense was determined using the Black-Scholes option-pricing model which was developed to estimate value of independently traded options. Greenbrier’s options are not independently traded.

The fair value of each option grant was estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for the grants for the years ending August 31, 2003 and 2002. No options were granted for the year ended August 31, 2004.

	2003	2002
Weighted average fair value of options granted	$1.97	$2.75
Volatility	31.68%	32.32%
Risk-free rate of return	3.69%	4.39%
Dividend yield	None	None
Number of years to exercise options	8	5

Management estimates — The preparation of financial statements in accordance with generally accepted accounting principles requires judgment on the part of management to arrive at estimates and assumptions on matters that are inherently uncertain, including evaluating the remaining life and recoverability of long-lived assets. These estimates may affect the amount of assets, liabilities, revenue and expenses reported in the financial statements and accompanying notes. Estimates and assumptions are periodically evaluated and may be adjusted in future periods. Actual results could differ from these estimates.

Reclassifications — Certain reclassifications have been made to prior years’ Consolidated Financial Statements to conform with the 2004 presentation.

Initial Adoption of Accounting Policies — SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, was adopted as of September 1, 2003. The statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity and generally requires an entity to classify a financial instrument that falls within this scope as a liability. Other than the change in description of a preferred stock interest in a subsidiary that had been previously described as “Minority interest” to “Subsidiary shares subject to mandatory redemption,” the adoption of SFAS No. 150 had no effect on the Company’s Consolidated Financial Statements.

FIN 46, Consolidation of Variable Interest Entities as amended by FIN 46R, was adopted during the third quarter of 2004. FIN 46 requires consolidation where there is a controlling financial interest in a variable interest entity, previously referred to as a special purpose entity and certain other entities. The adoption of FIN 46R had no effect on the Company’s Consolidated Financial Statements.

Note 3 — Discontinued Operations

In August 2004, the Company reached a settlement agreement on litigation initiated in 1998 by the former shareholders of Interamerican Logistics, Inc, (Interamerican) which was acquired in 1996 as part of the Company’s transportation logistics segment. The litigation alleged that Greenbrier violated the agreements pursuant to which it acquired ownership of Interamerican. A plan to dispose of the transportation logistics segment, which included Interamerican, was adopted in 1997 and completed in 1998 and accordingly, results of operations for Interamerican were reclassified to discontinued operations at that time. Upon final disposition in 1998, the balance of the liability for loss on discontinued operations remained pending resolution of this litigation. In August 2004 the litigation was settled, resulting in the recognition of a $1.3 million pre-tax gain on discontinued operations ($0.7 million, net of tax) as a result of reversal of a portion of the remaining contingent liability.

Note 4 — Special Charges

Results of operations for the year ended August 31, 2004 include special charges totaling $1.2 million which consist of a $7.5 million write-off of the remaining balance of European designs and patents partially offset by a $6.3 million reduction of purchase price liabilities associated with the settlement of arbitration on the acquisition of European designs and patents.

The decision to retain the European operations caused management to reassess the value of the European intangible designs and patents in accordance with the Company’s policy on impairment of long-lived assets. Based on an analysis of future undiscounted cash flows associated with these assets, management determined that the carrying value of the assets exceeded their fair market value. Accordingly, a $7.5 million pre-tax impairment write-off of the remaining balance of European intangible designs and patents was recorded during the second quarter of 2004. During 2003, Greenbrier invoked the arbitration provision of the purchase agreement by which the Freight Wagon Division of Daimler Chrysler Rail Systems GmbH (Adtranz) was acquired. Arbitration was sought by Greenbrier to resolve various claims arising out of the Adtranz purchase agreement and actions of Adtranz personnel. A settlement was agreed upon in the second quarter of 2004, under which Greenbrier released its arbitration claims in return for a $6.3 million reduction in its purchase price liability associated with the acquisition of European designs and patents.

In February 2002, the Company implemented a restructuring plan to consolidate facilities, decrease operating expenses and reduce the scale of its European operations. The plan resulted in terminations of approximately 600 employees in both European and North American manufacturing facilities. The $4.2 million of pre-tax costs associated with this restructuring are included in special charges on the Consolidated Statement of Operations and include $3.3 million for employee termination costs, $0.6 million for facilities reductions and $0.3 million of legal and professional fees. Substantially, all costs have been paid as of August 31, 2004.

During the year ended August 31, 2002, continuing losses in Europe caused the Company to reassess the recoverability of its investment in European assets, in accordance with its policy on impairment of long-lived assets. Based on this analysis, it was determined that the carrying amount of certain assets exceeded their estimated fair market value which resulted in a $28.5 million impairment write-down of European assets. An additional $1.1 million was accrued for legal and professional fees associated with the recapitalization of European operations.

Note 5 — Inventories

(In thousands)	2004	2003
Manufacturing supplies and raw materials	$29,062	$20,656
Work-in process	63,907	46,390
Railcars delivered with contractual contingencies	—	32,747
Railcars held for sale or refurbishment	20,153	5,859

	$113,122	$105,652

Note 6 — Investment in Direct Finance Leases

(In thousands)	2004	2003
Future minimum receipts on lease contracts	$14,869	$33,042
Maintenance, insurance and taxes	(3,763)	(8,706)

Net minimum lease receipts	11,106	24,336
Estimated residual values	13,213	24,243
Unearned finance charges	(3,075)	(6,758)

	$21,244	$41,821

Future minimum receipts on the direct finance lease contracts are as follows:

(In thousands)

Year ending August 31,
2005	$10,402
2006	3,665
2007	670
2008	117
2009	15

$14,869

Note 7 — Equipment on Operating Leases

Equipment on operating leases is reported net of accumulated depreciation of $78.9 million and $69.5 million as of August 31, 2004 and 2003.

In addition, certain railcar equipment leased-in by the Company (see Note 23) is subleased to customers under non-cancelable operating leases. Aggregate minimum future amounts receivable under all non-cancelable operating leases and subleases are as follows:

(In thousands)

Year ending August 31,
2005	$12,309
2006	8,533
2007	4,770
2008	2,610
2009	2,074
Thereafter	16,370

$46,666

Certain equipment is also operated under daily, monthly or car hire arrangements. Associated revenues amounted to $30.2 million, $26.9 million and $23.1 million for the years ended August 31, 2004, 2003 and 2002.

Note 8 — Property, Plant and Equipment

(In thousands)	2004	2003
Land and improvements	$9,522	$9,432
Machinery and equipment	84,563	80,366
Buildings and improvements	42,606	40,267
Other	11,828	9,621

	148,519	139,686
Accumulated depreciation	(92,104)	(81,301)

	$56,415	$58,385

Note 9 — Investment in Unconsolidated Subsidiaries

On September 1, 1998, Greenbrier entered into a joint venture with Bombardier Transportation (Bombardier) to build railroad freight cars at Bombardier’s existing manufacturing facility in Sahagun, Mexico. Each party holds a 50% non-controlling interest in the joint venture, and therefore Greenbrier’s investment is being accounted for using the equity method and is included in other assets in the Consolidated Balance Sheets. Greenbrier’s share of the operating results is included as equity in loss of unconsolidated subsidiaries in the Consolidated Statements of Operations.

Summarized financial data for the joint venture:

	August 31,
(In thousands)	2004	2003
Current assets	$56,823	$26,157
Total assets	$68,964	$41,546
Current liabilities(1)	$51,203	$20,828
Equity	$17,761	$20,718

(1)	Includes $35.7 million and $7.7 million payable to Greenbrier, as of August 31, 2004 and 2003.

	Years Ending August 31,
	2004	2003	2002
Revenue	$75,565	$25,550	$15,592
Net Loss	$(2,956)	$(4,728)	$(5,806)

Greenbrier may purchase railcars from the joint venture for subsequent sale or for its lease fleet for which the Company’s portion of margin is eliminated. In addition, the joint venture pays a management fee to each owner, of which 50% of the fee earned by Greenbrier is eliminated.

In June 2003, the Company acquired a minority ownership interest in a joint venture to produce castings for freight cars. The joint venture leases and operates a foundry in Cicero, Illinois and owns and operates a foundry in Alliance, Ohio. This joint venture is accounted for under the equity method and the investment is included in other assets on the Consolidated Balance Sheets.

Summarized financial data for the castings joint venture for the years ended August 31:

(In thousands)	2004	2003
Current assets	$19,036	$8,059
Total assets	$32,946	$8,118
Current liabilities	$19,994	$2,045
Equity	$4,919	$6,073
Revenue	$55,722	$5,039
Net loss	$(4,154)	$(224)

Note 10 — Revolving Notes

All amounts originating in foreign currency have been translated at the August 31, 2004 exchange rate for the following discussion. Credit facilities aggregated $136.0 million as of August 31, 2004. Available borrowings under the credit facilities are principally based upon defined levels of receivables, inventory and leased equipment, which at August 31, 2004 levels would provide for maximum borrowing of $125.2 million. A $60.0 million revolving line of credit is available through January 2006 to provide working capital and interim financing of equipment for the leasing & services operations. A $35.0 million line of credit to be used for working capital is available through March 2006 for United States manufacturing operations. A $19.1 million line of credit is available through October 2005 for working capital for Canadian manufacturing operations. Lines of credit totaling $21.9 million are available principally through June 2005 for working capital for European manufacturing operations. Advances under the lines of credit bear interest at rates that vary depending on the type of borrowing and certain defined ratios. At August 31, 2004, there were no borrowings outstanding under the United States manufacturing, Canadian manufacturing and leasing & services lines. Outstanding borrowings under the European manufacturing line were $8.9 million.

Note 11 — Accounts Payable and Accrued Liabilities

(In thousands)	2004	2003
Trade payables and accrued liabilities	$127,268	$101,830
Accrued maintenance	21,264	18,155
Accrued payroll and related liabilities	14,011	8,334
Accrued warranty	12,691	9,511
Other	3,316	13,044

	$178,550	$150,874

Note 12 — Maintenance and Warranty Accruals

	Balance	Charged		Balance
	at Beginning	to Cost of		at End
(In thousands)	of Year	Revenue	Payments	of Year
Year ended August 31, 2004
Accrued maintenance	$18,155	$19,968	$(16,859)	$21,264
Accrued warranty	9,511	4,895	(1,715)	12,691

Total	$27,666	$24,863	$(18,574)	$33,955

Year ended August 31, 2003
Accrued maintenance	$12,508	$20,941	$(15,294)	$18,155
Accrued warranty	9,556	2,584	(2,629)	9,511

Total	$22,064	$23,525	$(17,923)	$27,666

Year ended August 31, 2002
Accrued maintenance	$9,931	$20,527	$(17,950)	$12,508
Accrued warranty	12,100	5,629	(8,173)	9,556

Total	$22,031	$26,156	$(26,123)	$22,064

Note 13 — Notes Payable

(In thousands)	2004	2003
Equipment notes payable	$51,199	$67,353
Term loans	45,943	50,056
Other	371	580

	$97,513	$117,989

Equipment notes payable pertain to the lease fleet, bear interest at fixed rates of 6.5% to 6.6% and are due in varying installments through March 2013. The weighted average remaining contractual life and weighted average interest rate of the notes as of August 31, 2004 and 2003 were approximately 62 and 60 months and 6.6% for both years. The notes are collateralized by certain lease fleet railcars and underlying leases.

Term loans pertain to manufacturing operations, are due in varying installments through July 2012 and are collateralized by certain property, plant and equipment. The weighted average remaining contractual life and weighted average interest rate of the term loans as of August 31, 2004 and 2003 were approximately 59 and 69 months and 6.8% in 2004 and 6.9% in 2003.

Interest rate swap agreements are utilized to reduce the impact of changes in interest rates on certain notes payable and term loans. At August 31, 2004, such agreements had a notional amount of $65.3 million and mature between August 2006 and March 2013.

Principal payments on the notes payable are as follows:

(In thousands)

Year ending August 31,
2005	$14,868
2006	22,213
2007	8,268
2008	15,820
2009	7,988
Thereafter	28,356

$97,513

The revolving and operating lines of credit, along with certain notes payable, contain covenants with respect to the Company and various subsidiaries, the most restrictive of which limit the payment of dividends or advances by subsidiaries and require certain minimum levels of tangible net worth, maximum ratios of debt to equity and minimum levels of debt service coverage.

Note 14 — Subordinated Debt

Subordinated notes, amounting to $14.9 million and $20.9 million at August 31, 2004 and 2003, were issued to the seller of railcars purchased from 1990 to 1997 as part of an agreement described in Note 24. The notes bear interest at 9.0%, with the principal due ten years from the date of issuance of the notes, and are subordinated to all other liabilities of a subsidiary. The agreement includes an option that, under certain conditions, provides for the seller to repurchase the railcars for the original acquisition cost to the Company at the date the underlying subordinated notes are due. The Company has received notice from the seller that the purchase options will be exercised, and amounts due under the subordinated notes will be retired from the repurchase proceeds.

Note 15 — Derivative Instruments

Foreign operations give rise to market risks from changes in foreign currency exchange rates. Foreign currency forward exchange contracts with established financial institutions are utilized to hedge a portion of that risk. Interest rate swap agreements are utilized to reduce the impact of changes in interest rates on certain debt. The Company’s foreign currency forward exchange contracts and interest rate swap agreements are designated as cash flow hedges, and therefore the unrealized gains and losses are recorded in other comprehensive income (loss).

At August 31, 2004 exchange rates, forward exchange contracts for the sale of United States dollars aggregated $79.5 million, Pound Sterling aggregated $7.6 million and Euro aggregated $15.2 million. Adjusting these contracts to the fair value of these cash flow hedges at August 31, 2004 resulted in an unrealized pre-tax gain of $3.9 million that was recorded in the line item accumulative other comprehensive loss. As these contracts mature at various dates through August 2005, any such gain remaining will be recognized in manufacturing revenue along with the related transactions. In the event that the underlying sales transaction does not occur or does not occur in the period designated at the inception of the hedge, the amount classified in accumulated other comprehensive income (loss) would be reclassified to the current year’s results of operations.

At August 31, 2004 exchange rates, interest rate swap agreements had a notional amount of $65.3 million and mature between August 2006 and March 2013. The adjustment to fair value of these cash flow hedges at August 31, 2004 resulted in an unrealized pre-tax loss of $6.7 million. The loss is included in accumulated other comprehensive income (loss) and the fair value of the contracts is included in accounts payable and accrued liabilities on the Consolidated Balance Sheets. As interest expense on the underlying debt is recognized, amounts corresponding to the interest rate swaps are reclassified from accumulated other comprehensive income (loss) and charged or credited to interest expense. At August 31, 2004 interest rates, approximately $2.3 million would be reclassified to interest expense in the next 12 months.

Note 16 — Stockholders’ Equity

Certain loan covenants restrict the transfer of funds from the subsidiaries to the parent company in the form of cash dividends, loans or advances. Restricted net assets of subsidiaries amounted to $125.0 million as of August 31, 2004. Consolidated retained earnings of $4.6 million at August 31, 2004 were restricted as to the payment of dividends.

A stock incentive plan was adopted July 1, 1994 (the 1994 Plan) that provides for granting compensatory and non-compensatory options to employees and others. Outstanding options generally vest at 50% two years from grant with the balance five years from grant. No further grants will be awarded under this plan.

On April 6, 1999, the Company adopted the Stock Incentive Plan — 2000 (the 2000 Plan), under which 1,000,000 shares of common stock are authorized for issuance with respect to options granted to employees, non-employee directors and consultants of the Company. The 2000 Plan authorizes the grant of incentive stock options, non-statutory stock options, and restricted stock awards, or any combination of the foregoing. Under the 2000 Plan, the exercise price for incentive stock options may not be less than the market value of the Company’s common stock at the time the option is granted. Options are exercisable not less than six months or more than 10 years after the date the option is granted. General awards under the 2000 Plan vest at 50% two years from the grant date, with the balance vesting five years from the grant date. No further grants will be awarded under this plan.

		Weighted
		Average
		Option
	Shares	Price
Balance at September 1, 2001	1,737,100	$11.30
Granted	25,000	7.58
Expired	(438,260)	13.99
Canceled	(50,340)	12.65

Balance at August 31, 2002	1,273,500	10.26
Granted	429,500	4.45
Exercised	(190,800)	9.42
Expired	(3,000)	17.34
Canceled	(28,750)	10.44

Balance at August 31, 2003	1,480,450	8.66
Exercised	(592,200)	10.58
Expired	(4,000)	13.63

Balance at August 31, 2004	884,250	$7.35

At August 31, 2004, options outstanding, have exercise prices ranging from $4.36 to $13.66 per share with weighted average exercise prices for the majority at $4.44 and $8.85 and a remaining average contractual life of 4.51 years. Options to purchase 294,650 shares were exercisable at August 31, 2004. Options to purchase 429,500 shares were available for grant at August 31, 2002. No shares were available for grant as of August 31, 2003 or 2004.

Accumulated other comprehensive loss, net of tax effect, consisted of the following:

	Unrealized
	Gains (Losses) on	Foreign Translation	Accumulated other
(In thousands)	Derivative Instruments	Adjustment	Comprehensive Loss
Balance August 31, 2003	$(3,060)	$(5,050)	$(8,110)
Activity	1,721	444	2,165

Balance August 31, 2004	$(1,339)	$(4,606)	$(5,945)

Note 17 — Earnings Per Share

The shares used in the computation of the Company’s basic and diluted earnings (loss) per common share are reconciled as follows:

(In thousands)	2004	2003	2002
Weighted average basic common shares outstanding	14,569	14,138	14,121
Dilutive effect of employee stock options	630	187	—

Weighted average diluted common shares outstanding	15,199	14,325	14,121

Weighted average diluted common shares outstanding includes the incremental shares that would be issued upon the assumed exercise of stock options. Stock options for 0.5 million shares and 0.6 million shares were excluded from the calculation of diluted earnings per share for the years ended August 31, 2003, and 2002 as these options were anti-dilutive. No options were anti-dilutive the year ended August 31, 2004.

Note 18 — Related Party Transactions

Mr. James, a member of the Board of Directors, and 29% shareholder and Mr. Furman, President, Chief Executive Officer, Director and 29% shareholder of the Company, are partners in a general partnership, James-Furman & Company (the Partnership), that, among other things, engages in the ownership, leasing and marketing of railcars and programs for refurbishing and marketing of used railcars. In 1989, the Partnership and the Company entered into presently existing agreements pursuant to which the Company manages and maintains railcars owned by the Partnership in exchange for a fixed monthly fee that is no less favorable to the Company than the fee the Company could obtain for similar services rendered to unrelated parties. The maintenance and management fees paid to the Company under such agreements for the years ended August 31, 2004, 2003 and 2002 aggregated $0.1 million per year. In addition, the Partnership paid the Company fees of $0.1 million in each of the years ended August 31, 2004, 2003 and 2002 for administrative and other services. The management and maintenance agreements presently in effect between the Company and the Partnership provide that in remarketing railcars owned by the Partnership and the Company, as well as by unaffiliated lessors, the Company will, subject to the business requirements of prospective lessees and railroad regulatory requirements, grant priority to that equipment which has been off-lease and available for the longest period of time. Such agreements also provide that the Partnership will grant to the Company a right of first refusal with respect to any opportunity originated by the Partnership in which the Company may be interested involving the manufacture, purchase, sale, lease, management, refurbishing or repair of railcars. The right of first refusal provides that prior to undertaking any such transaction the Partnership must offer the opportunity to the Company and must provide the disinterested, independent members of the Board of Directors a period of not less than 30 days in which to determine whether the Company desires to pursue the opportunity. The right of first refusal in favor of the Company continues for a period of 12 months after the date that both of Messrs. James and Furman cease to be officers or directors of the Company.

The Partnership has advised the Company that it does not currently expect to pursue acquisitions of additional railcars.

In 1994, the Company granted Messrs. James and Furman a 10-year option to purchase three parcels of residential real estate, owned by the Company at a purchase price equal to the greater of the Company’s adjusted basis in the properties or fair market value, as determined by an independent appraiser selected by the company. Mr. James has exercised his option to purchase the property. Mr. Furman did not exercise his option to purchase the property. The appraised fair market value of the property was $1.5 million. The transaction with Mr. James and the Company is expected to close prior to December 31, 2004.

Since the beginning of the Company’s last fiscal year, no director or executive officer of the Company has been indebted to the Company or its subsidiaries for an amount in excess of $60 thousand except that the President of the Company’s manufacturing operations is indebted to Greenbrier Leasing Corporation in the amount of $0.2 million under the terms of a promissory note payable upon demand and secured by a mortgage. The note does not bear interest and has not been amended since issuance of the note in 1994.

The Company purchased railcars totaling $31.8 million and $15.4 million for the years ended August 31, 2004 and 2002 from a 50% owned unconsolidated joint venture for subsequent sale or for its own lease fleet. No cars were purchased from the joint venture for the year ended August 31, 2003.

Note 19 — Employee Benefit Plans

Defined contribution plans are available to substantially all United States employees. Contributions are based on a percentage of employee contributions and amounted to $1.2 million, $1.0 million and $0.9 million for the years ended August 31, 2004, 2003 and 2002.

Defined benefit pension plans are provided for Canadian employees covered by collective bargaining agreements. The plans provide pension benefits based on years of credited service. Contributions to the plan are actuarially determined and are intended to fund the net periodic pension cost. As of August 31, 2004, the plans have no unfunded pension obligation. Expenses resulting from contributions to the plans were $1.9 million, $1.3 million and $0.9 million for the years ended August 31, 2004, 2003 and 2002.

Nonqualified deferred benefit plans exist for certain employees. Expenses resulting from contributions to the plans were $1.6 million, $1.3 million and $1.7 million for the years ended August 31, 2004, 2003 and 2002.

Note 20 — Income Taxes

Components of income tax expense (benefit) of continuing operations are as follows:

(In thousands)	2004	2003	2002
Current:
Federal	$(35)	$2,810	$(7,195)
State	215	167	(3,922)
Foreign	(347)	(738)	627

	(167)	2,239	(10,490)
Deferred:
Federal	7,437	1,453	(10,485)
State	1,481	1,103	(80)
Foreign	368	(252)	(2,532)

	9,286	2,304	(13,097)

	$9,119	$4,543	$(23,587)

Income tax expense (benefit) is computed at rates different than statutory rates. The reconciliation between effective and statutory tax rates on continuing operations is as follows:

	2004	2003	2002
Federal statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal benefit	3.5	7.0	5.6
Impact of foreign operations	(10.0)	.6	9.3
Other	.7	(.4)	—

	29.2%	42.2%	49.9%

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities are as follows:

(In thousands)	2004	2003
Deferred tax assets:
Deferred participation	$(8,145)	$(14,203)
Maintenance and warranty accruals	(8,326)	(7,180)
Accrued payroll and related liabilities	(2,352)	(2,898)
Deferred revenue	(5,364)	(4,306)
Inventories and other	(5,656)	(5,984)
Investment tax credit	(2,981)	(2,866)
SFAS 133 and translation adjustment	(835)	(1,531)

	(33,659)	(38,968)
Deferred tax liabilities:
Accelerated depreciation	58,724	54,825
Other	2,584	2,419

Net deferred tax liability	27,649	18,276
Net deferred tax liability attributable to inactive operations	(1,540)	(2,149)

Net deferred tax liability	$26,109	$16,127

United States income taxes have not been provided for approximately $7.5 million of cumulative undistributed earnings of several non-United States subsidiaries as these earnings are to be reinvested indefinitely in operations outside the United States.

Note 21 — Segment Information

Greenbrier has two reportable segments: manufacturing and leasing & services. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Performance is evaluated based on margin, which can be derived from the Consolidated Statements of Operations. Intersegment sales and transfers are accounted for as if the sales or transfers were to third parties.

The information in the following tables is derived directly from the segments’ internal financial reports used for corporate management purposes. Unallocated assets primarily consist of cash and short-term investments.

(In thousands)	2004		2003	2002
Revenue:
Manufacturing	$644,927		$491,106	$318,335
Leasing & services	88,793		79,608	76,462
Intersegment eliminations	(4,269	)(2)	(38,389)	(27,473)

	$729,451		$532,325	$367,324

Assets:
Manufacturing	$254,044		$195,341	$179,492
Leasing & services	241,514		260,875	280,224
Unallocated	13,195		82,732	67,730

	$508,753		$538,948	$527,446

Depreciation and amortization:
Manufacturing	$9,399		$9,081	$13,903
Leasing & services	11,441		9,630	9,594

	$20,840		$18,711	$23,497

Capital expenditures:
Manufacturing	$7,161		$7,390	$4,294
Leasing & services	35,798		4,505	18,365

	$42,959		$11,895	$22,659

The following table summarizes selected geographic information.

Eliminations are sales between geographic areas.

(In thousands)	2004		2003	2002
Revenue:
United States	$409,098		$348,401	$260,499
Canada	172,076		117,492	59,430
Europe	136,648		96,004	61,695
Eliminations	11,629	(2)	(29,572)	(14,300)

	$729,451		$532,325	$367,324

Earnings (loss):(1)
United States	$26,683		$11,553	$(2,526)
Canada	65		(3,836)	(3,443)
Europe	6,015		4,053	(46,645)
Eliminations	(1,569)		(1,012)	5,384

	$31,194		$10,758	$(47,230)

Identifiable assets:
United States	$404,280		$447,476	$423,618
Canada	39,943		43,190	38,263
Europe	64,530		48,282	65,565

	$508,753		$538,948	$527,446

(1)	Before income tax, minority interest, gain on discontinued operations and equity in loss of unconsolidated subsidiaries.

(2)	Includes $33.6 million in revenue associated with railcars produced in a prior period for which revenue recognition had been deferred pending removal of contractual contingencies that were removed in 2004.

Note 22 — Customer Concentration

In 2004, revenue from the two largest customers was 39% and 12% of total revenue. Revenue from the two largest customers was 28% and 8% of total revenue for the year ended August 31, 2003 and 27% and 5% of total revenue for the year ended August 31, 2002. No other customers accounted for more than 10% of total revenue in 2004, 2003 or 2002. Two customers had balances that individually exceeded 10% of accounts receivable and in total represented 34% of the consolidated balance at August 31, 2004. One customer had a balance that individually exceeded 10% of account receivable and in total represented 21% of the consolidated balance at August 31, 2003.

Note 23 — Lease Commitments

Lease expense for railcar equipment leased in under non-cancelable leases was $6.6 million, $7.9 million and $8.3 million, for the years ended August 31, 2004, 2003 and 2002. Aggregate minimum future amounts payable under these non-cancelable railcar equipment leases are as follows:

(In thousands)
Year ending August 31,
2005	$5,531
2006	4,703
2007	3,040
2008	1,807
2009	977

$16,058

Operating leases for domestic railcar repair facilities, office space and certain manufacturing and office equipment expire at various dates through April 2015. Rental expense for facilities, office space and equipment was $3.6 million, $3.3 million and $3.0 million for the years ended August 31, 2004, 2003 and 2002. Aggregate minimum future amounts payable under these non-cancelable operating leases are as follows:

(In thousands)
Year ending August 31,
2005	$3,333
2006	2,824
2007	2,338
2008	1,720
2009	1,704
Thereafter	1,437

$13,356

Note 24 — Commitments and Contingencies

In 1990, an agreement was entered into for the purchase, refurbishment and lease of over 10,000 used railcars between 1990 and 1997. The agreement provides that, under certain conditions, the seller will receive a percentage of defined earnings of a subsidiary, and further defines the period when such payments are to be made. Such amounts which are referred to as participation, are accrued when earned and charged to leasing & services cost of revenue. Unpaid amounts are included in participation in the Consolidated Balance Sheets. Participation expense was $1.7 million, $2.7 million and $4.8 million in 2004, 2003 and 2002. Payment of participation was $20.4 million in 2004 and is estimated to be $16.2 million in 2005, $11.1 million in 2006, $8.6 million in 2007, $3.9 million in 2008, $0.7 million in 2009 and $0.7 million thereafter.

At the August 31, 2004 exchange rates, forward exchange contracts outstanding for the sales of United States dollars aggregated $79.5 million, Euro aggregated $15.2 million and Pound Sterling aggregated $7.6 million. The fair value of these cash flow hedges at August 31, 2004 as compared to the carrying amount resulted in an unrealized pre-tax gain of $3.9 million. As these contracts mature at various dates through August 2005 any such gain remaining will be recognized along with the related transactions.

Environmental studies have been conducted of owned and leased properties that indicate additional investigation and some remediation may be necessary. The Portland, Oregon manufacturing facility is located on the Willamette River. The United States Environmental Protection Agency (the EPA) has classified portions of the river bed, including the portion fronting the facility, as a federal “national priority list” or “superfund” site due to sediment contamination. The Company and more than 60 other parties have received a “General Notice” of potential liability from the EPA. There is no indication that the Company has contributed to contamination of the Willamette River bed, although uses by prior owners of the property may have contributed. Nevertheless, this classification of the Willamette River may have an impact on the value of the Company’s investment in the property and has resulted in the Company initially bearing a portion of the cost of an EPA mandated remedial investigation and incurring costs mandated by the State of Oregon to control groundwater discharges to the Willamette River. Neither the cost of the investigation nor the groundwater control effort is currently determinable. However, a portion of this outlay related to the State of Oregon mandated costs has been reimbursed by an unaffiliated party, and further outlays may also be recoverable.

The Company may be required to perform periodic maintenance dredging in order to continue to launch marine vessels from its launch ways on the river, and classification as a superfund site could result in some limitations on future dredging and launch activity. The outcome of such actions cannot be estimated. Management believes that the Company’s operations adhere to sound environmental practices, applicable laws and regulations.

From time to time, Greenbrier is involved as a defendant in litigation in the ordinary course of business, the outcome of which cannot be predicted with certainty. The most significant litigation is as follows:

Litigation was initiated in November 2001 in the Supreme Court of British Columbia in Vancouver, British Columbia by a customer, BC Rail Partnership, alleging breach of contract and negligent manufacture and design of railcars, which were involved in a derailment. Upon motion of Greenbrier, and after appropriate appeals, the British Columbia Court of Appeals dismissed the proceedings on November 7, 2003. On April 20, 2004, the litigation was reinitiated by BC Rail Partnership in the Supreme Court of Nova Scotia. No trial date has been set.

Litigation was initiated on September 23, 2004, in the Multnomah County Circuit Court, State of Oregon. Two employees of the Company, on their own behalf and on behalf of others similarly situated, allege the Company failed to pay for hours worked in excess of forty hours per week, failed to provide adequate rest periods and failed to pay earned wages due after employment terminated. No trial date has been set.

In addition to the above litigation incurred in the ordinary course of business, on July 26, 2004, Alan James, a member of the Board of Directors filed an action in the Court of Chancery of the State of Delaware against the Company and all of its directors other than Mr. James. The action seeks rescission of the Stockholders’ Rights Agreement adopted July 13, 2004, alleging, among other things, that directors breached their fiduciary duties in adopting the agreement and in doing so, breached the right of first refusal provisions of the Stockholders Agreement among Mr. James, William A. Furman and the Company. The lawsuit does not seek monetary damages.

Management contends all the above claims are without merit and intends to vigorously defend its position. Accordingly, management believes that any ultimate liability resulting from the above litigation will not materially affect the Company’s Consolidated Financial Statements.

Litigation was initiated in 1998 in the Ontario Court of Justice in Toronto, Ontario by former shareholders of Interamerican Logistics, Inc. (Interamerican), which was acquired in the fall of 1996. The plaintiffs allege that Greenbrier violated the agreements pursuant to which it acquired ownership of Interamerican and seek damages aggregating $4.5 million Canadian ($3.4 million U.S. at August 31, 2004 exchange rates). A trial was set for October 2004; however the parties have reached a binding settlement and are entering into a formal settlement agreement and mutual release. See Note 3.

Litigation was initiated in August 2002 in the United States District Court for the District of Delaware by National Steel Car, Ltd. (NSC), a competitor, alleging that a drop-deck center partition railcar being marketed and sold by Greenbrier violated a NSC patent. Related litigation was also brought at the same time in the United States District Court for the Eastern District of Pennsylvania against a Greenbrier customer, Canadian Pacific Railway (CPR). Greenbrier assumed the defense on that action. In April 2004, the parties entered into a settlement agreement under which NSC dropped both the Delaware and Pennsylvania actions and Greenbrier retained the right to build drop-deck center partition railcars.

Greenbrier’s European subsidiary, Greenbrier Germany GmbH invoked the arbitration provisions of the purchase agreement by which the Freight Wagon Division of Daimler Chrysler Rail Systems Gmbh (Adtranz) was acquired. Arbitration was sought by Greenbrier to resolve various claims arising out of the Adtranz purchase agreement and actions of Adtranz personnel. On October 24, 2003, Greenbrier submitted its formal claim before the International Court of Arbitration of the International Chamber of Commerce. A settlement was agreed upon during the second quarter of 2004, under which Greenbrier released its arbitration claims in return for a reduction of $6.3 million in its purchase price liability associated with the acquisition of European designs and patents.

Agreements have been entered into for the purchase of new railcars from an unaffiliated manufacturer and as of August 31, 2004, the Company has committed to purchase $73.7 million of railcars under these agreements.

The Company has entered into contingent rental assistance agreements, aggregating a maximum $16.6 million, on certain railcars subject to leases that have been sold to third parties. These agreements guarantee the purchasers a minimum lease rental, subject to a maximum defined rental assistance amount, over remaining periods that range from one to eight years. A liability is established and revenue is reduced in the period during which a determination can be made that it is probable that a rental shortfall will occur and the amount can be estimated. For the year ended August 31, 2004 no accruals were made to cover estimated future obligations as the remaining liability of $0.1 million was adequate. For the years ended August 31, 2003 and 2002, $0.9 million and $1.6 million was accrued.

The Company has advanced $5.7 million to unconsolidated subsidiaries for working capital needs. The advances are secured by accounts receivable and inventory. The Company has also guaranteed $3.5 million in third party debt for an unconsolidated subsidiary.

A portion of leasing & services revenue is derived from “car hire” which is a fee that a railroad pays for the use of railcars owned by other railroads or third parties. Car hire earned by a railcar is usually made up of hourly and mileage components. Until 1992, the Interstate Commerce Commission directly regulated car hire rates by prescribing a formula for calculating these rates. Government regulation of car hire rates continues but the system of prescribed rates has been superseded by a system known as deprescription. A ten-year period used to phase in this new system ended on January 1, 2003. Deprescription is a system whereby railcar owners and users have the right to negotiate car hire rates. If the railcar owner and railcar user cannot come to an agreement on a car hire rate then either party has the right to call for arbitration. In arbitration either the owner’s or user’s rate is selected and that rate becomes effective for a one-year period. There is some risk that car hire rates could be negotiated or arbitrated to lower levels in the future. This could reduce future car hire revenue which amounted to $27.2 million, $24.3 million and $19.8 million in 2004, 2003 and 2002.

In accordance with customary business practices in Europe, the Company has $36.6 million in bank and third party performance, advance payment and warranty guarantee facilities, of which $22.0 million has been utilized as of August 31, 2004. To date, no amounts have been drawn under these performance, advance payment and warranty guarantee facilities.

Note 25 — Fair Value of Financial Instruments

The estimated fair values of financial instruments and the methods and assumptions used to estimate such fair values are as follows:

	2004
	Carrying	Estimated
(In thousands)	Amount	Fair Value
Notes payable and subordinated debt	$112,455	$119,124
Deferred participation	20,363	17,296

	2003
	Carrying	Estimated
(In thousands)	Amount	Fair Value
Notes payable and subordinated debt	$138,910	$142,459
Deferred participation	35,456	30,695

The carrying amount of cash and cash equivalents, accounts and notes receivable, revolving notes, accounts payable and accrued liabilities, subsidiary shares subject to mandatory redemption, foreign currency forward contracts and interest rate swaps is a reasonable estimate of fair value of these financial instruments. Estimated rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate the fair value of notes payable and subordinated debt. The fair value of deferred participation is estimated by discounting the estimated future cash payments using the Company’s estimated incremental borrowing rate.

Note 26 — Guarantor/Non Guarantor

     On May 11, 2005, $175 million of Senior Notes due 2015 were issued by The Greenbrier Companies (Parent). The Senior Notes are fully and unconditionally and jointly and severally guaranteed by certain of Greenbrier’s wholly owned subsidiaries: Autostack Corporation, Greenbrier-Concarril, LLC, Greenbrier Leasing Corporation, Greenbrier Leasing Limited Partner, LLC, Greenbrier Management Services, LLC, Greenbrier Leasing, L.P., Greenbrier Railcar, Inc., Gunderson, Inc., Gunderson Marine, Inc., Gunderson Rail Services, Inc., and Gunderson Specialty Products, LLC. No other subsidiaries guarantee the Senior Notes.

     The following financial information presents condensed consolidated balance sheets, statements of operations and statements of cash flows for The Greenbrier Companies, its guarantor subsidiaries and non guarantor subsidiaries. The information is presented on the basis of Greenbrier accounting for its ownership of its wholly owned subsidiaries using the equity method of accounting. Intercompany transactions of goods and services between the guarantor and non guarantor subsidiaries are presented as if the sales or transfers were to third parties. The following represents the supplemental consolidated condensed financial information of The Greenbrier Companies, the issuer of the Senior Notes, and its guarantor and non guarantor subsidiaries, as of August 31, 2004 and 2003 and for the years ended August 31, 2004, 2003 and 2002.

The Greenbrier Companies, Inc.
          Condensed Consolidated Balance Sheet
          August 31, 2004
          (In thousands)

		Combined	Combined Non-
		Guarantor	Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
ASSETS
Cash and cash equivalents	$—	$10,454	$1,656	$—	$12,110
Restricted cash and investments	—	—	1,085	—	1,085
Accounts and notes receivable	(68,167)	162,994	25,001	179	120,007
Inventories	—	62,198	50,930	(6)	113,122
Investment in direct finance leases	—	21,244	—	—	21,244
Equipment on operating leases	—	164,633	—	(2,375)	162,258
Property, plant and equipment	35	37,868	18,512	—	56,415
Other	230,367	19,332	1,730	(228,917)	22,512

	$162,235	$478,723	$98,914	$(231,119)	$508,753

LIABILITIES AND STOCKHOLDERS’ EQUITY
Revolving notes	$—	$—	$8,947	$—	$8,947
Accounts payable and accrued liabilities	5,127	112,604	60,516	303	178,550
Participation	—	37,107	—	—	37,107
Deferred income taxes	3,797	32,114	(9,481)	(321)	26,109
Deferred revenue	—	2,550	—	—	2,550
Notes payable	9,124	74,523	13,866	—	97,513

Subordinated debt	—	14,942	—	—	14,942

Subsidiary shares subject to mandatory redemption	—	—	—	3,746	3,746

STOCKHOLDERS’ EQUITY	144,187	204,883	25,066	(234,847)	139,289

	$162,235	$478,723	$98,914	$(231,119)	$508,753

The Greenbrier Companies, Inc.
          Condensed Consolidated Statement of Operations
          For the year ended August 31, 2004
          (In thousands)

		Combined	Combined Non-
		Guarantor	Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Revenue
Manufacturing	$28,551	$306,070	$306,984	$11,629	$653,234
Leasing and services	881	75,405	—	(69)	76,217

Total revenues	29,432	381,475	306,984	11,560	729,451

Cost of revenue
Manufacturing	25,042	270,455	287,717	11,812	595,026
Leasing and services	—	42,304	—	(63)	42,241

	25,042	312,759	287,717	11,749	637,267

Margin	4,390	68,716	19,267	(189)	92,184

Other costs
Selling and administrative expense	12,608	24,748	10,932	—	48,288
Interest expense and foreign exchange	2,386	6,170	2,975	(63)	11,468
Special Charges	—	—	1,234	—	1,234

	14,994	30,918	15,141	(63)	60,990

Earnings (loss) before income taxes, minority interest and equity in earnings (loss) of unconsolidated subsidiaries	(10,604)	37,798	4,126	(126)	31,194

Income tax (expense) benefit	6,468	(15,906)	(26)	345	(9,119)

	(4,136)	21,892	4,100	219	22,075
Equity in earings (loss) of unconsolidated subsidiaries	24,914	(822)	—	(26,128)	(2,036)

Earnings from continuing operations	20,778	21,070	4,100	(25,909)	20,039

Earnings from discontinued operations (net of tax)	—	—	739	—	739

Net earnings	$20,778	$21,070	$4,839	$(25,909)	$20,778

The Greenbrier Companies, Inc.
          Condensed Consolidated Statement of Cash Flows
          For the year ended August 31, 2004
          (In thousands)

		Combined	Combined Non-
		Guarantor	Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net earnings	$20,778	$21,070	$4,839	$(25,909)	$20,778
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Earnings from discontinued operations	—	—	(739)	—	(739)
Deferred income taxes	1,220	8,200	397	(345)	9,472
Depreciation and amortization	208	17,824	2,871	(63)	20,840
Gain on sales of equipment	—	(512)	—	(117)	(629)
Special charges	—	—	1,234	—	1,234
Other	54	1,468	1,351	—	2,873
Decrease (increase) in assets:
Accounts and notes receivable	6,441	(32,065)	(13,087)	141	(38,570)
Inventories	—	(35,631)	(8,606)	33,148	(11,089)
Other	(36,750)	692	11,020	27,405	2,367
Increase (decrease) in liabilities:
Accounts payable and accrued liabilities	3,814	18,460	12,920	(17)	35,177
Participation	—	(18,794)	—	—	(18,794)
Deferred revenue	—	(3,367)	(2)	(33,606)	(36,975)

Net cash provided by (used in) operating activities	(4,235)	(22,655)	12,198	637	(14,055)

Cash flows from investing activities:
Principal payments received under direct finance leases	—	9,461	—	—	9,461
Proceeds from sales of equipment	—	16,217	—	—	16,217
Investment in and advances to unconsolidated subsidiaries	—	(2,240)	—	—	(2,240)
Decrease (increase) in restricted cash	—	1,233	3,116	—	4,349
Capital expenditures	—	(40,221)	(3,378)	640	(42,959)

Net cash used in investing activities	—	(15,550)	(262)	640	(15,172)

Cash flows from financing activities:
Changes in revolving notes	—	—	(12,370)	—	(12,370)
Proceeds from notes payable	—	—	—	—	—
Repayments of notes payable	(969)	(19,751)	(819)	—	(21,539)
Repayments of subordinated debt	—	(5,979)	—	—	(5,979)
Dividends	(889)	—	—	—	(889)
Proceeds from exercise of stock options	6,093	—	—	—	6,093
Purchase of subsidiary’s shares subject to mandatory redemption	—	—	—	(1,277)	(1,277)

Net cash provided by (used in) financing activities	4,235	(25,730)	(13,189)	(1,277)	(35,961)

Decrease in cash and cash equivalents	—	(63,935)	(1,253)	—	(65,188)

Cash and cash equivalents
Beginning of period	—	74,389	2,909	—	77,298

End of period	$—	$10,454	$1,656	$—	$12,110

The Greenbrier Companies, Inc.
          Condensed Consolidated Balance Sheet
          August 31, 2003
          (In thousands)

		Combined	Combined Non-
		Guarantor	Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
ASSETS
Cash and cash equivalents	$—	$74,389	$2,909	$—	$77,298
Restricted cash and investments	—	1,233	4,201	—	5,434
Accounts and notes receivable	(61,726)	129,686	11,915	322	80,197
Inventories	—	30,944	42,325	32,383	105,652
Investment in direct finance leases	—	41,821	—	—	41,821
Equipment on operating leases	—	140,107	294	(1,060)	139,341
Property, plant and equipment	69	41,150	17,166	—	58,385
Other	193,789	19,109	8,391	(190,469)	30,820

	$132,132	$478,439	$87,201	$(158,824)	$538,948

LIABILITIES
Revolving notes	$—	$—	$21,317	$—	$21,317
Accounts payable and accrued liabilities	1,313	94,115	55,124	322	150,874
Participation	—	55,901	—	—	55,901
Deferred income taxes	2,577	23,914	(10,388)	24	16,127
Deferred revenue	—	6,073	3	33,703	39,779
Notes payable	10,092	94,274	13,623	—	117,989

Subordinated debt	—	20,921	—	—	20,921

Subsidiary shares subject to mandatory redemption	—	—	—	4,898	4,898

STOCKHOLDERS’ EQUITY	118,150	183,241	7,522	(197,771)	111,142

	$132,132	$478,439	$87,201	$(158,824)	$538,948

The Greenbrier Companies, Inc.
          Condensed Consolidated Statement of Operations
          For the year ended August 31, 2003
          (In thousands)

		Combined	Combined Non-
		Guarantor	Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Revenue
Manufacturing	$654	$278,614	$213,516	$(30,902)	$461,882
Leasing and services	328	69,929	(78)	264	70,443

Total revenues	982	348,543	213,438	(30,638)	532,325

Cost of revenue
Manufacturing	—	250,047	205,409	(31,078)	424,378
Leasing and services	—	43,645	(1)	(35)	43,609

	—	293,692	205,408	(31,113)	467,987

Margin	982	54,851	8,030	475	64,338

Other costs
Selling and administrative expense	9,786	21,489	8,687	—	39,962
Interest expense and foreign exchange	2,319	9,049	2,291	(41)	13,618

	12,105	30,538	10,978	(41)	53,580

Earnings (loss) before income taxes & minority interest equity in unconsolidated subsidiaries	(11,123)	24,313	(2,948)	516	10,758

Income tax (expense) benefit	4,666	(10,198)	1,534	(545)	(4,543)

	(6,457)	14,115	(1,414)	(29)	6,215
Equity in earnings (loss) of unconsolidated subsidiaries	10,774	(50)	—	(12,622)	(1,898)

Net earnings (loss)	$4,317	$14,065	$(1,414)	$(12,651)	$4,317

The Greenbrier Companies, Inc.
          Condensed Consolidated Statement of Cash Flows
          For the year ended August 31, 2003
          (In thousands)

		Combined	Combined Non-
		Guarantor	Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net earnings (loss)	$4,317	$14,065	$(1,414)	$(12,651)	$4,317
Adjustments to reconcile net earnings (loss) to net cash provided by (used in) operating activities:
Deferred income taxes	3,252	(1,036)	(456)	544	2,304
Depreciation and amortization	216	16,506	2,024	(35)	18,711
Gain on sales of equipment	—	(150)	—	(304)	(454)
Special charges	—	—	—	—	—
Other	(668)	555	1,943	—	1,830
Decrease (increase) in assets:		—
Accounts and notes receivable	7,839	(32,212)	(801)	(245)	(25,419)
Inventories	—	5,822	15,367	(33,781)	(12,592)
Other	(11,257)	(872)	507	12,622	1,000
Increase (decrease) in liabilities:
Accounts payable and accrued liabilities	(4,602)	21,037	17,482	245	34,162
Participation	—	(5,094)	—	—	(5,094)
Deferred revenue	—	2,978	(27,009)	33,605	9,574

Net cash provided by (used in) operating activities	(903)	21,599	7,643	—	28,339

Cash flows from investing activities:
Principal payments received under direct finance leases	—	14,294	—	—	14,294
Proceeds from sales of equipment	—	23,954	—	—	23,954
Investment in and advances to unconsolidated subsidiaries	—	(3,126)	—	—	(3,126)
Decrease (increase) in restricted cash	—	(1,099)	(4,201)	—	(5,300)
Capital expenditures	(2)	(8,206)	(3,687)	—	(11,895)

Net cash provided by (used in) investing activities	(2)	25,817	(7,888)	—	17,927

Cash flows from financing activities:
Changes in revolving notes	—	—	(4,503)	—	(4,503)
Proceeds from notes payable	—	—	6,348	—	6,348
Repayments of notes payable	(892)	(25,454)	(7,712)	—	(34,058)
Repayments of subordinated debt	—	(6,148)	—	—	(6,148)
Proceeds from exercise of stock options	1,797	—	—	—	1,797

Net cash provided by (used in) financing activities	905	(31,602)	(5,867)	—	(36,564)

Increase (decrease) in cash and cash equivalents	—	15,814	(6,112)	—	9,702

Cash and cash equivalents
Beginning of period	—	58,575	9,021	—	67,596

End of period	$—	$74,389	$2,909	$—	$77,298

The Greenbrier Companies, Inc.
          Condensed Consolidated Statement of Operations
          For the year ended August 31, 2002
          (In thousands)

		Combined	Combined Non-
		Guarantor	Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Revenue
Manufacturing	$—	$187,871	$121,503	$(14,300)	$295,074
Leasing and services	208	71,748	—	294	72,250

Total revenues	208	259,619	121,503	(14,006)	367,324

Cost of revenue
Manufacturing	—	171,678	120,708	(14,379)	278,007
Leasing and services	—	44,729	—	(35)	44,694

	—	216,407	120,708	(14,414)	322,701

Margin	208	43,212	795	408	44,623

Other costs
Selling and administrative expense	6,810	21,451	10,792	—	39,053
Interest expense and foreign exchange	2,883	11,752	4,363	—	18,998
Special Charges	2,471	641	30,690	—	33,802

	12,164	33,844	45,845	—	91,853

Earnings (loss) before income taxes, minority interest and equity in unconsolidated subsidiaries	(11,956)	9,368	(45,050)	408	(47,230)

Income tax (expense) benefit	25,702	(4,028)	2,076	(163)	23,587

	13,746	5,340	(42,974)	245	(23,643)
Minority interest	—	—	127	—	127
Equity in earnings (loss) of unconsolidated subsidiaries	(39,840)	—	—	37,262	(2,578)

Net earnings (loss)	$(26,094)	$5,340	$(42,847)	$37,507	$(26,094)

The Greenbrier Companies, Inc.
          Condensed Consolidated Statement of Cash Flows
          For the year ended August 31, 2002
          (In thousands)

		Combined	Combined Non-
		Guarantor	Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net earnings (loss)	$(26,094)	$5,340	$(42,847)	$37,507	$(26,094)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Deferred income taxes	(4,379)	(6,191)	(2,690)	163	(13,097)
Depreciation and amortization	319	16,334	6,880	(36)	23,497
Gain on sales of equipment	—	(616)	—	(294)	(910)
Special charges	2,471	641	30,690	—	33,802
Other	(290)	(2,107)	(395)	—	(2,792)
Decrease (increase) in assets:
Accounts and notes receivable	54,039	(71,763)	13,581	(24)	(4,167)
Inventories	—	(798)	(2,982)	—	(3,780)
Other	23,064	462	17,946	(37,262)	4,210
Increase (decrease) in liabilities:				—	—
Accounts payable and accrued liabilities	(47,486)	62,411	(17,048)	25	(2,098)
Participation	—	22	—	—	22
Deferred revenue	—	(586)	14,710	(79)	14,045

Net cash provided by operating activities	1,644	3,149	17,845	—	22,638

Cash flows from investing activities:
Principal payments received under direct finance leases	—	18,828	—	—	18,828
Proceeds from sales of equipment	—	24,042	—	—	24,042
Investment in and advances to unconsolidated subsidiaries	—	—	—	—	—
Decrease in restricted cash	—	(40)	—	—	(40)
Capital expenditures	(2)	(21,015)	(1,642)	—	(22,659)

Net cash provided by (used in) investing activities	(2)	21,815	(1,642)	—	20,171

Cash flows from financing activities:
Changes in revolving notes	—	—	(7,166)	—	(7,166)
Proceeds from notes payable	—	4,285	—	—	4,285
Repayments of notes payable	(821)	(34,576)	(2,871)	—	(38,268)
Repayments of subordinated debt	—	(10,422)	—	—	(10,422)
Dividends	(847)	—	—	—	(847)

Net cash used in financing activities	(1,668)	(40,713)	(10,037)	—	(52,418)

Increase (decrease) in cash and cash equivalents	(26)	(15,749)	6,166	—	(9,609)

Cash and cash equivalents
Beginning of period	26	74,324	2,855	—	77,205

End of period	$—	$58,575	$9,021	$—	$67,596

Quarterly Results of Operations

Unaudited operating results by quarter for 2004 are as follows:

(In thousands, except per share
amounts)	First	Second	Third	Fourth	Total
2004
Revenue
Manufacturing	$117,303	$148,725	$207,136	$180,070	$653,234
Leasing & services	17,896	17,836	18,157	22,328	76,217

	135,199	166,561	225,293	202,398	729,451
Cost of revenue
Manufacturing	104,589	138,993	189,275	162,169	595,026
Leasing & services	10,837	10,404	10,301	10,699	42,241

	115,426	149,397	199,576	172,868	637,267
Margin
	19,773	17,164	25,717	29,530	92,184
Other costs
Selling and administrative	10,060	10,924	12,352	14,952	48,288
Interest and foreign exchange	2,601	2,604	2,932	3,331	11,468
Special charges	—	1,234	—	—	1,234

	12,661	14,762	15,284	18,283	60,990
Earnings before income tax and equity in unconsolidated subsidiaries	7,112	2,402	10,433	11,247	31,194
Income tax benefit (expense)	(2,639)	1,309	(4,116)	(3,673)	(9,119)
Equity in (loss) earnings of unconsolidated subsidiaries	(318)	(1,474)	58	(302)	(2,036)

Net earnings from continuing operations	4,155	2,237	6,375	7,272	20,039
Earnings from discontinued operations	—	—	—	739	739

Net earnings	$4,155	$2,237	$6,375	$8,011	$20,778

Basic earnings per common share:
Continuing operations	$.29	$.15	$.44	$.50	$1.38
Net earnings	$.29	$.15	$.44	$.55	$1.43
Diluted earnings per common share:
Continuing operations	$.28	$.15	$.42	$.47	$1.32
Net earnings	$.28	$.15	$.42	$.52	$1.37

Quarterly Results of Operations (continued)

Unaudited operating results by quarter for 2003 are as follows:

(In thousands, except per share
amounts)	First	Second	Third	Fourth	Total
2003
Revenue
Manufacturing	$121,111	$100,390	$121,259	$119,122	$461,882
Leasing & services	17,679	18,190	16,853	17,721	70,443

	138,790	118,580	138,112	136,843	532,325
Cost of revenue
Manufacturing	113,833	95,438	109,247	105,860	424,378
Leasing & services	11,566	10,961	10,265	10,817	43,609

	125,399	106,399	119,512	116,677	467,987
Margin
	13,391	12,181	18,600	20,166	64,338
Other costs
Selling and administrative	9,455	9,553	10,102	10,852	39,962
Interest and foreign exchange	3,934	3,758	2,707	3,219	13,618

	13,389	13,311	12,809	14,071	53,580
Earnings (loss) before income tax and equity in unconsolidated subsidiaries	2	(1,130)	5,791	6,095	10,758
Income tax benefit (expense)	(210)	312	(2,324)	(2,321)	(4,543)
Minority interest	(18)	18	—	—	—
Equity in loss of unconsolidated subsidiaries	(517)	(437)	(461)	(483)	(1,898)

Net earnings (loss)	$(743)	$(1,237)	$3,006	$3,291	$4,317

Basic earnings (loss) per common share	$(.05)	$(.09)	$.21	$.24	$.31
Diluted earnings (loss) per common share	$(.05)	$(.09)	$.21	$.23	$.30

Certain reclassifications have been made to conform to the 2004 presentation.

Report of Management

Board of Directors and Stockholders
The Greenbrier Companies, Inc.

The Consolidated Financial Statements and other financial information of The Greenbrier Companies, Inc. and Subsidiaries in this report were prepared by management, which is responsible for their content. They reflect amounts based upon management’s best estimates and informed judgments. In management’s opinion, the financial statements present fairly the financial position, results of operations and cash flows of the Company in conformity with accounting principles generally accepted in the United States of America.

The Company maintains a system of internal control, which is designed, consistent with reasonable cost, to provide reasonable assurance that transactions are executed as authorized, that they are properly recorded to produce reliable financial records, and that accountability for assets is maintained. The accounting controls and procedures are supported by careful selection and training of personnel and a continuing management commitment to the integrity of the system.

The financial statements have been audited, to the extent required in accordance with standards of the Public Accounting Oversight Board (United States) by Deloitte & Touche LLP, independent auditors. In connection therewith, management has considered the recommendations made by the independent auditors in connection with their audit and has responded in an appropriate, cost-effective manner.

The Board of Directors has appointed an Audit Committee composed entirely of directors who are not employees of the Company. The Audit Committee meets with representatives of management and the independent auditors, both separately and jointly. The Committee reports to the Board on its activities and findings.

William A. Furman,
President, Chief
Executive Officer

Larry G. Brady,
Senior Vice President
Chief Financial Officer

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
The Greenbrier Companies, Inc.

We have audited the accompanying consolidated balance sheets of The Greenbrier Companies, Inc. and Subsidiaries (the Company) as of August 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for each of the three years in the period ended August 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The Greenbrier Companies, Inc. and Subsidiaries as of August 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended August 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

Portland, Oregon
November 11, 2004 (July 22, 2005 as to Note 26)